Exhibit 99.1

908 Devices Acquires RedWave Technology, Expanding its Forensics Product Offering

Adds optical spectroscopy to the company’s technology platform for point-of-need applications

BOSTON – April 30, 2024 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biochemical analysis, announces that it has completed the acquisition of privately-held RedWave Technology, a leading provider of portable FTIR spectroscopic analyzers for rapid chemical identification of bulk materials. FTIR (Fourier Transform Infrared), an optical spectroscopy technology, is highly regarded for its specific substance identification abilities across a broad range of bulk materials.

This acquisition provides 908 Devices with an expanded portfolio of handheld chemical analysis devices for forensic workflows that quickly detect and identify unknown solids, liquids, vapors, and aerosols at the point of need. In addition, RedWave bolsters 908 Devices’ desktop portfolio with a line of accessories for pharma Process Analytical Technology (PAT) and industrial QC applications.

“We’re thrilled to welcome the RedWave team to 908 Devices. Our technology platforms are complementary as our forensics customers rely on both mass spec and FTIR analyzers to rapidly assess and monitor their environment for dangerous trace chemicals and bulk chemical hazards,” said Kevin J. Knopp, CEO and Co-founder, 908 Devices. “RedWave Technology is a high growth and profitable company with innovative products that can immediately leverage our sales channel. RedWave is a strong fit and enables us to accelerate our strategic objectives.”

“RedWave Technology and 908 Devices share an extraordinary passion for innovation and customer care,” said Jon Frattaroli, CEO of RedWave Technology, now VP, Strategy at 908 Devices. “Together, we can accelerate the development of new products and services that provide first responders with best-in-class chemical identification tools that enable them to fulfill their mission of keeping our communities safe.”

Founded in 2016, RedWave has placed more than 700 portable analyzers to customers in more than 20 countries. The company is based in Danbury, Connecticut and employs 39 people. For the full year 2023 unaudited results, RedWave grew revenue 20%+ to $13.7 million, achieved a gross margin of 52% and an operating margin of 15%. RedWave is expected to contribute $11 million to 908 Devices’ 2024 reported revenue, representing eight months of ownership.

Transaction Terms

The purchase consideration includes an initial payment of $53.5 million, consisting of $45.0 million in cash and 1.5 million shares of common stock (representing $8.5 million based on the closing price of the Company’s common stock on April 26, 2024, the day immediately preceding the closing of the transaction). The purchase agreement also includes up to an additional four million shares (representing $22.7 million based on the closing price on April 26, 2024) of contingent consideration upon the achievement of certain revenue and qualified product bookings milestones over the next two years.

Financial and Legal Advisors

Perella Weinberg Partners LP is acting as financial advisor and Goodwin Procter LLP serving as legal counsel to 908 Devices Inc. Diamond Capital Advisors is acting as financial advisor and Benesch, Friedlander, Coplan & Aronoff LLP is serving as legal counsel to RedWave Technology.

Webcast Information

908 Devices will discuss this acquisition on a conference call for its first quarter 2024 financial results before market open on Tuesday, April 30, 2024, at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices Inc. (Nasdaq: MASS) is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma/biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning. For more information, visit www.908devices.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the expected uses and capabilities of the Company’s and RedWave’s products, and the expected 2024 revenue contribution from RedWave. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in the Company’s annual and quarterly reports and other filings that it makes from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Media Contact	Investor Contact
Barbara Russo	Carrie Mendivil
brusso@908devices.com	IR@908devices.com

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